EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of LifeVantage Corporation and subsidiaries (the “Company”) of our report dated August 18, 2020 with respect to the consolidated balance sheets of the Company as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for each of the three-year periods ended June 30, 2020, which report appears in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on August 18, 2020.

/s/ WSRP, LLC

WSRP, LLC
Salt Lake City, Utah
January 11, 2021